UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2009
(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045

(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut	06506

(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number,
Including Area Code	(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
In addition to the Risk Factors contained in Item 1A of the Form 10-K for the fiscal year ended December 31, 2008, as amended by
Form 10-K/A Amendment No. 1, of UIL Holdings Corporation (the Registrant), the Registrant is hereby providing the following additional risk factor:
The current economic downturn has reduced the demand for electricity and has impaired the financial soundness of customers, which has adversely affected our results of operation and could continue to do so. The economic downturn could also impair the financial soundness of UI’s vendors and service providers.
The slowing of the Connecticut and national economies has resulted in reduced demand for electricity and could result in a continued reduction in such demand. In Connecticut, the economic slow-down has included a sustained decline in the housing market and rising unemployment. Connecticut’s unemployment rate rose from an average of 4.6% for 2007 to an average of 5.7% for 2008, close to the national average unemployment rate of 5.8%. However, Connecticut’s seasonally-adjusted unemployment rate increased to 7.5% in March 2009. Furthermore, as a result of the current economic downturn affecting the economies of the state of Connecticut, the United States and other parts of the world, UI’s vendors and service providers could experience serious cash flow problems. As a result, UI’s vendors and service providers may be unable to perform under existing contracts or may significantly increase their prices or reduce their output or performance on future contracts.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION Registrant
Date: May 18, 2009	By	/s/ Steven P. Favuzza
Steven P. Favuzza
Vice President and Controller